EX-28.h.19

FEE WAIVER AGREEMENT

THIS FEE WAIVER AGREEMENT, effective as of May 1, 2026, by and between NATIONWIDE FUND ADVISORS (“NFA”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of the following series (each, a “Fund,” and collectively, the “Funds”):

NVIT Blueprint Aggressive Fund

NVIT Blueprint Balanced Fund

NVIT Blueprint Capital Appreciation Fund

NVIT Blueprint Conservative Fund

NVIT Blueprint Moderate Fund

NVIT Blueprint Moderately Aggressive Fund

NVIT Blueprint Moderately Conservative Fund

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, NFA serves as investment adviser to the Trust, including the Funds, pursuant to an investment advisory agreement, dated May 1, 2007, between NFA and the Trust, under which the Trust pays fees to NFA as specified therein (“Advisory Fees”);

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver Amount:

1.1   NFA agrees to waive Advisory Fees in respect of each of the Funds, equal to 0.10% per annum, calculated monthly based on each Fund’s average daily net assets.

1.2   NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.

2.	Term and Termination of Agreement:

2.1   This Agreement shall continue in effect until April 30, 2027.

3.	Miscellaneous:

3.1   Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2   Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or a Fund is subject or by which the Trust or a Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Funds.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By: /s/ Lee T. Cummings
Name: Lee T. Cummings
Title: Senior Vice President

NATIONWIDE FUND ADVISORS

By: /s/ Lee T. Cummings
Name: Lee T. Cummings
Title: Senior Vice President

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